News Announcement	For Immediate Release

For further information contact:
Douglas Bruggeman	Joseph N. Jaffoni/David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
937/276-3931	212/835-8500 or rsc@jcir.com

REX STORES REPORTS FISCAL 2009 SECOND QUARTER DILUTED EPS OF $0.09

- Repurchased 125,942 Common Shares in Fiscal 2009 Second Quarter
and 280,505 Common Shares in First Half of Fiscal 2009 -

Dayton, Ohio (September 9, 2009) – REX Stores Corporation (NYSE: RSC) today announced financial results for the three month period ended July 31, 2009 (the second quarter of the Company’s 2009 fiscal year). The Company will host a conference call and webcast this morning (details below) to review the results.

As of July 31, 2009, REX had unrestricted cash and cash equivalents of approximately $81.1 million (exclusive of approximately $3.0 million of cash at consolidated ethanol production facilities). Total REX shareholders’ equity at July 31, 2009 was $236.9 million and the Company had 9.2 million shares outstanding at the end of its fiscal 2009 second quarter.

During the fiscal 2009 second quarter the company closed its remaining retail locations though it continues to recognize deferred income from service contracts. Effective in the fiscal 2009 second quarter REX began reporting the results of its real estate operations as a separate segment which includes all owned and sub leased real estate including sites previously used as retail stores and distribution centers and certain administrative expenses. Reporting for REX’s real estate segment excludes results from discontinued operations.

At July 31, 2009, REX had lease or sub-lease agreements, as landlord, for all or parts of 24 properties, including 18 stores leased to a third party appliance retail chain. REX owns 20 of these properties and is the tenant/sub landlord for four of the properties. At July 31, 2009 the third party leased and occupied 15 of the owned properties and three of the sub leased properties. REX has 25 owned properties, including two distribution centers, that are vacant at July 31, 2009 which it is marketing as vacant properties to lease or sell.

At July 31, 2009 REX also had interests in the following ethanol production facilities with initial production commencing at One Earth Energy LLC and Big River Resources, LLC-Galva during the period:

-more-

REX Reports Fiscal 2009 Second Quarter Results, 9/9/09	page 2

	REX’s			Production
	Capital			Nameplate
	Investment	REX’s	Debt	Capacity
Entity	($ in	Ownership	Investment	(millions of
	millions)	Interest	($ in millions)	gallons)
Levelland Hockley County Ethanol, LLC (1)	$16.5	56%	$5.3	40
Patriot Renewable Fuels, LLC	$16.0	23%	$1.0	100
One Earth Energy, LLC	$50.8	74%	-	100
Big River Resources, LLC-W. Burlington			-	92
Big River Resources, LLC-Galva	$20.0	10%	-	100

(1)

On January 29, 2009, REX (through a wholly-owned subsidiary) agreed to fund up to $2.0 million in the form of a subordinated revolving line of credit to Levelland Hockley and to issue a $1.0 million letter of credit for the benefit of Levelland Hockley. These amounts are not reflected in the table above.

Segment Balance Sheet Data

	July 31, 2009	Jan. 31, 2009	July 31, 2008
Assets:
Alternative energy	$280,490	$249,422	$217,994
Real estate	35,235	35,523	38,247
Retail	8,915	44,914	75,991
Corporate	121,509	121,429	107,975
Total assets	$446,149	$451,288	$440,207

Segment Income Statement Data

The table below summarizes net sales and revenue from REX’s alternative energy, real estate and retail segments and income (loss) from continuing operations for the three and six month periods ended July 31, 2009 and July 31, 2008. The Company’s financial results reflect the consolidation of its investments in two ethanol affiliates, Levelland Hockley County Ethanol, LLC (“Levelland Hockley”) and One Earth Energy LLC (“One Earth”). The real estate revenue recorded in the fiscal 2009 second quarter is from rental income. Certain amounts differ from those previously reported as a result of certain retail stores being reclassified into discontinued operations.

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
Net sales and revenue:
Alternative energy	$16,810	$24,857	$30,927	$26,024
Real estate	353	96	486	185
Retail	4,314	17,150	15,513	35,009
Total net sales and revenues	$21,477	$42,103	$46,926	$61,218

Segment gross profit (loss):
Alternative energy	$1,209	$634	$1,441	$690
Real estate	(163)	91	(234)	178
Retail	2,519	5,949	6,203	11,968
Total gross profit	$3,565	$6,674	$7,410	$12,836

-more-

REX Reports Fiscal 2009 Second Quarter Results, 9/9/09	page 3

Segment Income Statement Data (continued)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
Segment profit (loss):
Alternative energy	$(551)	$983	$(2,367)	$1,406
Real estate	(214)	33	(285)	95
Retail	2,185	539	2,453	893
Corporate expense	(430)	(582)	(787)	(1,096)
Interest expense	(52)	(93)	(253)	(221)
Investment income	73	478	180	1,140
Income from synthetic fuel investments	-	-	-	670
Income (loss) from continuing operations
before income taxes	$1,011	$1,358	$(1,059)	$2,887

REX recorded pre-tax income from continuing operations, of $1.0 million in the quarter ended July 31, 2009 compared with $1.4 million in the comparable prior year period. In the quarter ended July 31, 2009 REX generated income from continuing operations including non-controlling interest, net of tax of $0.4 million and a gain from discontinued operations, net of tax, of $0.2 million. In the comparable year ago period REX reported income from continuing operations including non-controlling interest, net of tax of $1.0 million and a gain from discontinued operations, net of tax of $0.3 million. For the fiscal second quarter ended July 31, 2009 REX generated net income attributable to common shareholders of $0.8 million, or $0.09 per diluted share. In the second quarter of fiscal 2008 REX reported net income attributable to common shareholders of $1.2 million, or $0.11 per diluted share. Per share results are based on 9,486,000 and 11,146,000 diluted weighted average shares outstanding for the quarters ended July 31, 2009 and July 31, 2008, respectively.

During the fiscal 2009 second quarter REX purchased 125,942 shares of its common stock in open market transactions. In the first half of fiscal 2009, REX repurchased 280,505 of its common stock in open market transactions. Reflecting all purchases to-date, the Company has approximately 299,000 authorized shares remaining available to purchase under the expanded February 2009 stock buy-back authorization and presently has approximately 9,210,000 shares of common stock outstanding.

The Company will host a conference call and webcast today at 11:00 a.m. ET, which are open to the general public. The conference call dial-in number is 212/231-2910; please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the call live via the Investor Relations page of the Company’s website, www.rextv.com; please allow 15 minutes to register, download and install any necessary software.

Following its completion, a telephonic replay of the call can be accessed through 1:00 p.m. ET on September 23, 2009 by dialing 800/633-8284 or 402/977-9140 (international callers). The access code for the audio replay is 21436625. Alternatively, a replay will be available on the Internet for 30 days at www.rextv.com.

-more-

REX Reports Fiscal 2009 Second Quarter Results, 9/9/09	page 4

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the uncertainty of constructing ethanol plants on time and on budget, the impact of legislative changes, the price volatility and availability of corn, sorghum, dried distiller grains, ethanol, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, changes in the national or regional economies, weather, the effects of terrorism or acts of war, changes in real estate market conditions, the fluctuating amount of income received from the Company’s synthetic fuel investments and the impact of Internal Revenue Service audits. The Company does not intend to update publicly any forward-looking statements except as required by law.

-tables follow-

REX Reports Fiscal 2009 Second Quarter Results, 9/9/09	page 5

REX STORES CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements Of Income
(In Thousands, Except Per Share Amounts)
Unaudited

	Three Months		Six Months
	Ended July 31,		Ended July 31,
	2009	2008*	2009	2008*
Net sales and revenue	$21,477	$42,103	$46,926	$61,218
Cost of sales (excluding retail segment depreciation)	17,912	35,429	39,516	48,382
Gross profit	3,565	6,674	7,410	12,836
Selling, general and administrative expenses	(1,905)	(6,779)	(6,282)	(14,340)
Investment income	114	519	259	1,374
Interest expense	(811)	(890)	(1,604)	(1,003)
Loss on early termination of debt	(28)	-	(100)	-
Equity in income (loss)of unconsolidated ethanol affiliates	184	874	(77)	1,922
Income from synthetic fuel investments	-	-	-	670
(Losses) gains on derivative financial instruments, net	(108)	960	(665)	1,428
Income (loss) from continuing operations before provision/benefit for
income taxes and discontinued operations	1,011	1,358	(1,059)	2,887
(Provision) benefit for income taxes	(569)	(399)	24	(762)
Income (loss) from continuing operations including noncontrolling
interest	442	959	(1,035)	2,125
(Loss) income from discontinued operations, net of tax	(52)	86	(800)	224
Gain on disposal of discontinued operations, net of tax	251	197	124	196
Net income (loss) including noncontrolling interest	641	1,242	(1,711)	2,545
Net loss (income) attributable to noncontrolling interest	196	(36)	817	187
Net income (loss) attributable to REX common shareholders	$837	$1,206	$(894)	$2,732

Weighted average shares outstanding – basic	9,231	10,510	9,264	10,618

Basic income (loss) per share from continuing operations attributable
to REX common shareholders	$0.07	$0.08	$(0.02)	$0.22
Basic (loss) income per share from discontinued operations attributable
to REX common shareholders	(0.01)	0.01	(0.09)	0.02
Basic income per share on disposal of discontinued operations
attributable to REX common shareholders	0.03	0.02	0.01	0.02
Basic net income (loss) per share attributable to REX common
shareholders	$0.09	$0.11	$(0.10)	$0.26
Weighted average shares outstanding – diluted	9,486	11,146	9,264	11,396

Diluted income (loss) per share from continuing operations attributable
to REX common shareholders	$0.07	$0.08	$(0.02)	$0.20
Diluted (loss) income per share from discontinued operations
attributable to REX common shareholders	(0.01)	0.01	(0.09)	0.02
Diluted income per share on disposal of discontinued operations
attributable to REX common shareholders	0.03	0.02	0.01	0.02
Diluted net income (loss) per share attributable to REX common
shareholders	$0.09	$0.11	$(0.10)	$0.24

Amounts attributable to REX common shareholders:
Income (loss) from continuing operations, net of tax	$638	$923	$(218)	$2,312
Income (loss) from discontinued operations, net of tax	199	283	(676)	420
Net income (loss)	$837	$1,206	$(894)	$2,732

*	Amounts differ from those previously reported as a result of certain stores being reclassified into discontinued operations.

- balance sheet follows -

REX Reports Fiscal 2009 Second Quarter Results, 9/9/09	page 6

REX STORES CORPORATION AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(in thousands)
Unaudited

	July 31,	January 31,	July 31,
	2009	2009	2008
Assets

Current assets:

Cash and cash equivalents
$
	84,103	$91,991	$79,608
Restricted cash

	1,024	-	2,774
Accounts receivable, net

	2,119	4,197	3,509
Inventory, net

	7,832	24,374	59,457
Refundable income taxes

	7,364	7,790	1,158
Prepaid expenses and other

	3,267	1,063	1,274
Deferred taxes, net	8,523	13,230	10,312
Total current assets

	114,232	142,645	158,092
Property and equipment, net

	255,879	235,454	202,193
Other assets

	10,203	12,414	13,670
Goodwill

	-	-	1,322
Deferred taxes, net

	23,836	18,697	21,929
Investments	41,999	42,078	43,001
Total assets	$446,149	$451,288	$440,207
Liabilities and shareholders' equity:

Current liabilities:

Current portion of long-term debt and capital lease

obligations, alternative energy	$10,642	$5,898	$4,874
Current portion of long-term debt, other

	362	1,576	1,735
Accounts payable, trade

	5,099	25,167	49,688
Deferred income

	9,659	13,510	14,533
Derivative financial instruments

	2,105	1,996	-
Other current liabilities	6,696	10,122	7,140
Total current liabilities	34,563	58,269	77,970
Long-term liabilities:

Long-term debt and capital lease obligations, alternative energy

	128,045	94,003	49,877
Long-term debt, other

	2,780	9,936	12,250
Deferred income

	9,793	17,263	18,919
Derivative financial instruments

	3,776	4,032	839
Other	6,559	4,152	1,152
Total long-term liabilities	150,953	129,386	83,037
Equity:

REX shareholders’ equity:

Common stock

	299	299	299
Paid-in capital

	142,735	142,486	142,584
Retained earnings

	281,438	282,332	288,361
Treasury stock

	(187,632)	(186,057)	(179,583)
Accumulated other comprehensive income, net of tax	37	-	-
Total REX shareholders' equity

	236,877	239,060	251,661
Noncontrolling interests	23,756	24,573	27,539
Total equity	260,633	263,633	279,200
Total liabilities and equity	$446,149	$451,288	$440,207

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